As filed with the Securities and Exchange Commission on August 31, 1998

                                            Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                ------------------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                ------------------------------------------------

                        HYPERION TELECOMMUNICATIONS, INC.

            Delaware                                        25-1669404
    (State or jurisdiction of                            (I.R.S. Employer
  incorporation or organization)                        Identification No.)
                              Main at Water Street
                         Coudersport, Pennsylvania 16915
                    (Address of principal executive offices)
                   -------------------------------------------

                        HYPERION TELECOMMUNICATIONS, INC.
                   1996 LONG-TERM INCENTIVE COMPENSATION PLAN
                            (Full title of the plan)
                   -------------------------------------------

James P. Rigas, Chief Executive Officer       Copies of communications to:
   Hyperion Telecommunications, Inc.       Carl E. Rothenberger, Jr., Esquire
         Main at Water Street                      Buchanan Ingersoll
    Coudersport, Pennsylvania 16915             Professional Corporation
(Name and address of agent for service)            One Oxford Centre
            (814) 274-9830                    301 Grant Street, 21st Floor
(Telephone number of agent for service)         Pittsburgh, PA 15219-1410
                                                    (412) 562-8826



====================================================================================================================================
                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
----------------------------------------- ---------------- -------------------- -------------------- ---------------------
                                                              Proposed Maximum    Proposed Maximum
                                            Amount to Be     Offering Price Per  Aggregate Offering        Amount of
  Title of Securities to Be Registered      Registered           Share(1)              Price          Registration Fee(2)
----------------------------------------- ---------------- -------------------- -------------------- ---------------------
          Class A Common Stock               8,125,000(3)       $8.8125           $71,601,562.50          $21,122.46
       (par value $.01 per share)
----------------------------------------- ---------------- -------------------- -------------------- ---------------------
Total                                        8,125,000          $8.8125           $71,601,562.50          $21,122.46
----------------------------------------- ---------------- -------------------- -------------------- ---------------------

----------------------------------------- ---------------- -------------------- -------------------- ---------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). In accordance with Rule 457(h), such price is the average of the high and low sale prices for the Common Stock as quoted on the Nasdaq National Market on August 27, 1998.
(2)  Calculated pursuant to Section 6(B).
(3) Includes 455,000 shares of Common Stock previously awarded to an executive officer pursuant to an employment agreement with Hyperion Telecommunications, Inc. under its 1996 Long-Term Incentive Compensation Plan (the "Plan"). Certain of these shares may be issuable upon the execution of options which may be granted under the Plan with fixed exercise prices.

                                                      -----------------------

     The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                               REOFFER PROSPECTUS
                        HYPERION TELECOMMUNICATIONS, INC.

                    8,125,000 SHARES OF CLASS A COMMON STOCK

     This Reoffer Prospectus (this "Prospectus") relates to the reoffer and resale of an aggregate of 8,125,000 shares (the "Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Hyperion Telecommunications, Inc. (the "Company" or the "Registrant"). The Shares may be acquired, or have been acquired, by certain officers and directors of the Company and others who may be deemed to be "affiliates" of the Company (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act") ) all as identified herein (the "Selling Stockholders"), from time to time upon the grant of Class A Common Stock or the exercise of stock options granted under the Company's 1996 Long-Term Incentive Compensation Plan (the "Plan"). The Company may from time to time supplement and/or amend this Prospectus to cover additional shares that underlie options granted to "affiliates" of the Company.

     The Selling Stockholders may, from time to time, offer all or part of the Shares on the Nasdaq Stock Market or such national securities exchange upon which the Class A Common Stock may be traded at the time of such sales, at prices prevailing at the time of such sales, or in negotiated transactions. The Company will pay all expenses in preparing and reproducing the Registration Statement of which this Prospectus is a part, but will not receive any part of the proceeds of any sales of Shares. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Stockholders will pay the brokerage commissions charged to sellers in connection with such sales. See "Plan of Distribution."

     The Company's Class A Common Stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "HYPT." On August 27, 1998, the closing price of the Class A Common Stock was $8.875 per share.

     The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by such broker may be deemed to be an underwriting commission under the Securities Act.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No dealer, salesman or any other person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer made in this Prospectus, and any information or representations not contained herein must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Class A Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy any shares of Class A Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                 The date of this Prospectus is August 28, 1998.

                              AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act with the Commission which includes this Prospectus with respect to the Class A Common Stock of the Company offered by the Selling Stockholders hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Class A Common Stock offered hereby, the Company files reports and other information with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20459, or at its Regional Offices located at 500 West Madison, 14th Floor, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. In addition, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to the attention of Edward E. Babcock, Vice President, Finance, Hyperion Telecommunications, Inc., Main at Water Street, Coudersport, Pennsylvania 16915, (814) 274-9830.

                                   THE COMPANY

     Hyperion is a leading facilities-based provider of local telecommunications services with state-of-the-art fiber-optic networks located in regionally clustered markets primarily within the eastern half of the United States. As of June 30, 1998, Hyperion had 22 networks (the "Existing Networks"), including two networks under construction. The Existing Networks serve 46 cities and include approximately 5,455 route miles of fiber-optic cable. In addition, as of June 30, 1998, the Company's 20 networks in operation were connected to 2,034 buildings, and the Company's facilities were collocated in 116 local exchange carrier ("LEC") central offices. Management believes that the Company's Existing Networks represent an addressable market opportunity of approximately 13.2 million business access lines, substantially all of which is currently serviced by incumbent LECs and interexchange carriers ("IXCs").

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing any shares of Class A Common Stock offered hereby.

     Certain information included or incorporated by reference in this Prospectus is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition.

     When used in or incorporated by reference into this Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements regarding events and financial trends which may affect the Company's future operating results and financial position. Such forwarding-looking information involves important risks and uncertainties that could significantly alter expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to the Company's ability to successfully market its services to current and new customers, access markets on a nondiscriminatory basis, identify, design and construct fiber-optic networks, install cable and facilities (including switching electronics) and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as risks and uncertainties relating to general economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials and inventories, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

Negative Cash Flow and Operating Losses; Limited History of Operations

     The Company has experienced significant losses since its inception, with operating losses of approximately $3.6 million, $9.1 million, $20.1 million, $3.4 million and $11.9 million for the fiscal years ended March 31, 1996, 1997 and 1998 and the three month periods ended June 30, 1997 and 1998, respectively. The Company expects to continue to incur substantial operating losses in the foreseeable future as it pursues its plans to expand its networks, service offerings and customer base. There can be no assurance that such losses will not continue indefinitely. The Company currently accounts for its ownership interests in the operating companies or partnerships in which it does not have a majority ownership (collectively, the "Operating Companies") interest using the equity method and, therefore, the Company's consolidated financial statements include only the Company's pro rata share of such Operating Companies' net losses as equity in net losses of joint ventures.

     The Company was formed in October 1991 and, as of June 30, 1998, only 11 of its 20 operational networks had been in operation for more than 24 months and two Existing Networks were not yet in operation. Prospective investors therefore have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. The development of the Company's businesses and the installation and expansion of its Existing Networks and new networks require significant expenditures, a substantial portion of which are made before any revenues may be realized. Certain of the expenditures, including marketing, sales and general and administrative costs, are expensed as incurred, while certain other expenditures, including network design and construction, negotiation of rights-of-way and costs to obtain legal and regulatory approval, are deferred until the applicable network is operational. The Company will continue to incur significant expenditures in connection with the construction, acquisition, development and expansion of the Company's and Operating Companies' networks, services and customer base.

     In light of the Company's limited operating history, its history of significant operating losses and its expectation that it will continue to incur significant expenses and operating losses for the foreseeable future, there can be no assurance that the Company will be able to implement its growth strategy or achieve or sustain profitability.

Significant Future Capital Requirements

     The competitive local telecommunication service business is a capital-intensive business. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks, (ii) the expansion and improvement of the Company's Network Operating Control Center ("NOCC") and Existing Networks, (iii) the design, construction and development of new networks and (iv) the acquisition of additional ownership interests in Existing Networks or new networks. The Company estimates that it will require approximately $420 million to fund anticipated capital expenditures, working capital requirements and operating losses of the Company and investments in its existing and its planned new Operating Companies through the end of calendar 1999. Expansion of the Company's networks will include the geographic expansion of the Company's Existing Networks and the construction of new networks over the next several years. The Company expects to build these new networks in additional markets, which in some cases may include additional partnerships with utility partners. Also, in the future, the Company may increase its ownership interests in Existing Networks. The expectations of required future capital expenditures are based on the Company's current estimate. There can be no assurance that actual expenditures will not significantly exceed current estimates, that the Company will not accelerate its capital expenditures program, or that the application of existing cash will not otherwise very significantly from the Company's plans. In addition to the foregoing, the Company will use funds for the purchase of LMDS spectrum in the LMDS Auction and to construct and develop associated facilities. The Company is in the process of defining its plans for utilization of the LMDS Spectrum, which could involve substantial additional funds.

     The Company currently expects that its existing cash balance and internally generated funds, will be sufficient to fund the Company's capital expenditures, working capital requirements, operating losses and pro rata investments in the Operating Companies through the beginning of calendar 2000. There can be no assurance, however, as to the availability of funds from internal cash flow, Local Partner investments or from the private or public equity or debt markets. Also, the indentures relating to the 13% Senior Discount Notes (the "Senior Notes") and the 12 1/4% Senior Secured Notes (the "Senior Secured Notes") and the Certificate of Designation for the 12 7/8% Senior Exchangeable Redeemable Preferred Stock provide certain restrictions upon the Company's ability to incur additional indebtedness. The Company's inability to fund pro rata investments required for the Operating Companies could result in a dilution of the Company's interest in the individual Operating Companies or could otherwise have a material adverse effect upon the Company and/or the Operating Companies.

Risk of New Service Acceptance of Customers

     The Company is currently in the process of introducing a number of services, primarily local exchange services, that the Company believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of customers to accept the Company as a new provider of such new telecommunications services. No assurances can be given that such acceptance will occur, and the lack of such acceptance could have a material adverse effect on the Company.

Expansion Risk; Additional Personnel

     The Company is experiencing a period of rapid expansion which the Company believes will accelerate in the foreseeable future. The operating complexity of the Company, as well as the responsibilities of management personnel, have increased as a result of this expansion. The Company's ability to manage such growth effectively will require it to continue to expand and improve its operational and financial systems and to expand, train and manage its employee base. In addition, the Company and the Operating Companies intend to significantly increase the hiring of additional sales and marketing personnel. There can be no assurance that such new personnel will be successfully integrated into the Company or the Operating Companies, as the case may be, or whether a sufficient number of qualified personnel will be available at all. The Company's inability to effectively manage its hiring of additional personnel and expansion could have a material adverse effect on its business and results of operations.

Holding Company Structure; Inability to Access Cash Flow

     The Company is a holding company with substantially all of its operations conducted through the Operating Companies, and the Company expects that it may develop new networks and operations in the future through joint ventures. In addition, as of June 30, 1998, 10 of the Company's Existing Networks were owned by joint ventures in which the Company owned 50% or less of the equity interests, and future joint ventures may be developed in which the Company will own less than 50% of the equity interests. Accordingly, the Company's cash flow and, consequently, its ability to service its debt, if any, any other indebtedness and its obligations with respect to preferred stock, is dependent on the Company receiving its pro rata share of the cash flow of the Operating Companies and the payment of funds by those Operating Companies in the form of management fees, loans, dividends, distributions or otherwise. The Operating Companies are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Company's senior notes, the senior secured notes or the preferred stock or to make any funds available therefor, whether in the form of loans, dividends, distributions or otherwise. Furthermore, the Company may be unable to access its portion of the cash flow of certain of the Operating Companies because it holds a 50% or less ownership interest in certain of such entities and, therefore, does not have the requisite control to cause such entities to make distributions or pay dividends to the partners or equity holders. In addition, such entities will be permitted to incur indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans.

Substantial Leverage

     As of June 30, 1998, the Company's total amount of debt and redeemable preferred stock outstanding was approximately $714.3 million, and the Company had a Stockholders' equity of approximately $141.4 million. In addition, in each year since its inception, despite increasing revenues, the Company's earnings have been inadequate to cover its combined fixed charges and preferred stock dividends by a substantial and increasing margin. Moreover, the Company anticipates that earnings will be insufficient to cover combined fixed charges and preferred stock dividends for the foreseeable future. Commencing on October 15, 2001, semi-annual cash interest payments of $21.4 million will be due and payable on the Company's 13% Senior Discount Notes due April 15, 2003 (the "Senior Notes"), commencing March 1, 1998, semi-annual cash payments of $15.3 million on the Senior Secured Notes are due and payable, and commencing on October 15, 2002, quarterly cash dividends of $12.2 million on the Preferred Stock (assuming that all dividends prior to such date are paid in additional shares of Preferred Stock) will become due and payable.

     Because the Company currently has, and anticipates that it will continue to have, a substantial consolidated operating cash-flow deficit, its ability to (i) make cash interest payments on the Senior Notes commencing on October 15, 2001 and to repay its obligations on the Senior Notes at maturity, (ii) make cash interest payments on the Senior Secured Notes commencing on March 1, 1998, and to repay its obligations on the Senior Secured Notes at maturity, and (iii) make cash dividend payments on the Preferred Stock commencing on October 15, 2002, and to redeem the Preferred Stock at maturity, will be dependent on developing one or more sources of cash flow prior to the date on which such cash payment obligations arise. To accomplish this, the Company may seek to (i) refinance all or a portion of the Senior Notes, the Senior Secured Notes and/or the Preferred Stock (or the debentures exchanged therefor, including any such debentures issued in lieu of cash interest thereon, as the case may be, the "Exchange Debentures"), (ii) sell all or a portion of its interests in one or more of the Operating Companies, (iii) negotiate with its current local partners to permit any excess cash generated by its Operating Companies to be distributed to the partners rather than invested in the business of such Operating Companies, and/or (iv) invest in companies that will make substantial cash distributions. There can be no assurance that (i) there will be a market for the debt or equity securities of the Company in the future, (ii) the Company will be able to sell assets in a timely manner or on commercially reasonable terms or in an amount that will be sufficient to make cash interest or dividend payments and to repay the Senior Notes, the Senior Secured Notes and/or redeem the Preferred Stock (or repay the Exchange Debentures, as the case may be) when due, (iii) the Company will be able to persuade its Local Partners that cash generated by the operations of the Operating Companies should be distributed to partners, members or shareholders, or (iv) the Company will be able to locate and invest in companies that will be mature enough to make substantial cash contributions to the Company prior to the time such payments are due.

Control by Principal Stockholders; Effect of Transfer of Class B Common Stock

     Adelphia owns (or will own or have the right to acquire after the consummation of certain stock purchases and warrant issuances) approximately 64.7% on a fully diluted basis, of the Company as of June 30, 1998, with an additional 3.8%, on a fully diluted basis, owned by senior executives of the Company (the "Management Stockholders"). Adelphia owns 87.1% of the fully diluted Class B Common Stock of the Company, which is entitled to ten votes per share, whereas the holders of Class A Common Stock are entitled to one vote per share. Except as provided in the Lock-Up Agreements (as herein defined), there are no contractual restrictions or restrictions in the Company's certificate of incorporation regarding the ability to transfer the Class B Common Stock. As of June 30, 1998, Adelphia controlled approximately 83.4% of the combined voting power of both classes of common stock. Accordingly, Adelphia is able to control the vote on corporate matters requiring Stockholders' approval, including, but not limited to, electing directors, amending the Company's Restated Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets. In addition, Adelphia will be able to transfer control of the Company through the transfer of its Class B Common Stock to an unrelated third party. In such event, such third-party transferee could use its voting control in the Company to engage in corporate transactions, such as those set forth above, that could adversely affect the holders of the Common Stock.

     Through its ownership of the outstanding capital stock of the Company, Adelphia has substantial influence over certain corporate transactions of the Company, including its ability to enter into joint ventures and other business relationships. As a result, the Company may be subject to possible conflicts of interest arising from the relationship with Adelphia in connection with the pursuit of business opportunities in the telecommunications industry. Although certain officers and directors of the Company, who are also officers and directors of Adelphia, have certain fiduciary obligations to the Company under Delaware law, such officers and directors are in positions that may create conflicts of interest. There can be no assurance that any such conflict will be resolved in favor of the Company which is empowered to expand the number of seats on the Company's Board of Directors to up to 14 and to fill the vacancies created thereby. Adelphia has also agreed to vote its shares of the common stock of the Company to elect Messrs. Drenning and Fowlerto the Company's Board of Directors so long as each is both an employee and shareholder of the Company.

Need to Obtain and Maintain Permits and Rights-of-Way

     The Company expects that in connection with its planned construction and development of certain of its new networks that it will be required to obtain and maintain permits and rights-of-way to develop and operate such networks. There can be no assurance that the Company or the Operating Companies, through local partners, Adelphia or their own efforts, will be able to obtain new permits and rights-of-way, maintain existing permits and rights-of-way or to obtain and maintain the other permits and rights-of-way needed to develop and operate Existing Networks and new networks. In addition, the Company and the Operating Companies may require pole attachment or conduit use agreements with incumbent LECs, utilities or other LECs to operate Existing Networks and new networks, and there can be no assurance that such agreements will be obtained or will be obtainable on reasonable terms. Failure to obtain or maintain such permits, rights-of-way and agreements could have a material adverse effect on the Company's ability to operate and expand its networks.

     The amount of lease payments could be affected by the costs the Local Partners incur for attachments to poles, or use of conduit, owned by incumbent LECs or electric utilities. Various state Public Utilities Commission ("PUCs") and the FCC are reviewing whether use of local partner facilities for telecommunications purposes (as occurs when the Operating Companies lease fiber-optic capacity from local partners) should entitle incumbent LECs and electric utilities to raise pole attachment or conduit occupancy fees. Such increased fees could result in an increase in the amount of the lease payments made by the Operating Companies to the local partners and could have a significant impact on the profitability of the Operating Companies.

Competition

     In each of the markets served by the Company's networks, the services offered by the Company compete principally with the services offered by the incumbent LEC serving that area. Incumbent LECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. In light of the passage of the Telecommunications Act of 1996 (the "Telecommunications Act"), federal and state regulatory initiatives will provide increased business opportunities to CLECs such as the Company, but regulators are likely to provide incumbent LECs with increased pricing flexibility for their services as competition increases. If incumbent LECs are allowed by regulators to lower their rates substantially or selectively engage in excessive volume and term discount pricing practices for their customers or change CLECs excessive fees for interconnection to the incumbent LECs' networks, the net income and cash flow of CLECs, including the Operating Companies, could be materially and adversely affected.

     The Telecommunications Act also establishes procedures under which the Regional Bell Operating Companies ("RBOCs") can obtain authority to provide long-distance services if they comply with certain interconnection requirements. To date, the FCC authority to provide in-region interLATA service has been sought by Ameritech in Michigan, Southwestern Bell in Oklahoma, and BellSouth in Louisiana and South Carolina. The Department of Justice has opposed each request, and each request has been denied by the FCC. An approval could result in decreased market share for the major IXCs, which are among the Operating Companies' significant customers. Such a result could have an adverse effect on the Company.

     There has been significant merger activity among the RBOCs in anticipation of entry into the long-distance market, including the merger of Bell Atlantic and NYNEX, whose combined territory covers a substantial portion of the Company's markets. If RBOCs are permitted to provide such services, they will ultimately be in a position to offer single-source service for local and long-distance communications and subsidize the price of their long-distance prices with charges on local service. Other combinations are occurring in the industry which may have an effect on the Company, such as the pending combination between Worldcom and MCI or between AT&T Corp. and Teleport Communications Group Inc. ("TCG"). The effects of these combinations, if consummated, are unknown at this time. The Company believes that, if consummated, such combinations will also affect the Company's strategy of originating and terminating a significant proportion of its customers' communications traffic over its own networks, rather than relying on the network of the incumbent LEC.

     The Company also faces, and will continue to face, competition from other current and potential market entrants, including CLECs, incumbent LECs which are not subject to RBOC restrictions on long distance, AT&T, MCI, Sprint and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers and private networks built by large end users. The Telecommunications Act facilitates such entry by requiring incumbent LECs to allow new entrants to acquire local services at wholesale prices for resale, and to purchase unbundled networks at cost-based rates. Substantially all of the Company's markets are served by one or more CLECs other than the Company. In addition, all of the major IXCs are expected to enter the market for local telecommunications services. Both AT&T and MCI have announced that they have begun to offer local telephone services in some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. Although the Company has good relationships with the IXCs, there are no assurances that any of these IXCs will not build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use the Company's services when entering the market for local exchange services.

     The Company also competes with equipment vendors and installers and telecommunications management companies with respect to certain portions of its business.

     Many of the Company's current and potential competitors, particularly incumbent LECs, have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company.

Regulation and Risks of the Telecommunications Act

     The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate-of-return regulation by the FCC, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. However, the Operating Companies that provide intrastate services are generally subject to certification and tariff filing requirements by state regulators and may also be subject to state reporting, customer service, service quality, unbundling, universal service or other requirements. Challenges to these tariffs and certificates by third parties or independent action by state public utility commissions ("State PUCs") could cause the Company to incur substantial legal and administrative expenses.

     Although the Telecommunications Act is intended to eliminate many legal barriers to entry, no assurance can be given that changes in current or future regulations adopted by the FCC or State PUCs or other legislative or judicial initiatives relating to the telecommunications industry, including initiatives that address access charge and universal service requirements, will not have a material adverse effect on the Company. In particular, the Company's belief that the entire $97 billion local exchange market may ultimately be open to CLEC competition depends upon favorable interpretations of the Telecommunications Act. The ability of the Company and the Operating Companies to compete in these new market segments may be adversely affected if incumbent LECs are granted greater pricing flexibility and other regulatory relief that enables them to impose costs on potential competitors or otherwise restrict the Company's ability to serve its customers and attract new customers. In addition, the Telecommunications Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's markets.

     While the Telecommunications Act requires incumbent LECs, including RBOCs, to enter into agreements to interconnect with, and generally to sell unbundled network elements or to resell services to, CLECs, LEC-CLEC interconnection agreements may have short terms, requiring the CLEC to renegotiate the agreements repeatedly. LECs may not provide timely provisioning or adequate service quality, thereby impairing a CLEC's reputation with customers who can easily switch back to the LEC. In addition, the prices set in the agreements may be subject to significant rate increases if State PUCs establish prices designed to pass on to the CLECs part of the cost of providing universal service.

     The Company also depends on timely and high-quality provisioning by LECs for purposes of interconnecting the Company's and LEC's networks, purchasing elements of the LEC's network to serve the Company's customers, transferring the phone numbers of new Company customers from the LEC that formerly served them and obtaining other facilities and services. While the Telecommunications Act requires LECs to provide the same quality of service to the Company and other CLECs as LECs provide to their own end user customers, on some occasions LECs have provided poor-quality service. The Company cannot attract and maintain customers for which such facilities and services must be purchased from LECs if the quality of service is less than the customer has experienced or obtained from the LEC.

Risks Associated With Joint Ventures

     Most of the Operating Companies' local partnership agreements contain mandatory buy/sell provisions that, after a certain number of years, can be initiated by either partner and result in one partner purchasing all of the other partner's interests. Accordingly, there can be no assurance that the Company and its subsidiaries will continue to be in partnership with their current local partner, or any other partner, in each of their respective markets, or that the Company or its subsidiaries will have sufficient funds to purchase the partnership interest of such other partner. In addition, if a partner triggers such buy/sell provisions and the Company is unable to purchase the initiating partner's interests, the Company will be forced to sell its interests to the partner, thereby terminating the partnership, which could result in a material adverse effect on the future cash flow of the Company.

     The bankruptcy or insolvency of a local partner or an Operating Company could result in the termination of the respective local partner agreement and the related fiber lease agreement. The effect of such terminations could be materially adverse to the Company and the respective Operating Company. Similarly, all of the management agreements, two of the local partner agreements and five of the fiber lease agreements can be terminated by the respective local partner at various times during the next seven years. While the Company believes such agreements will be renewed, there can be no assurance that the local partner will not seek to terminate the agreements. Accordingly, the failure to renew such agreements could materially adversely affect the Company and the respective Operating Companies. In addition, the failure of a local partner to make required capital contributions could have a material adverse effect on the Company and the respective Operating Company.

     Neither the Senior Indenture, the Senior Secured Indenture (as defined), nor the Preferred Stock Certificate of Designation (as defined) restricts the amount of indebtedness that can be incurred by Operating Companies in which the Company owns a less-than-45% interest. The Company expects that certain of the Operating Companies may begin to incur substantial indebtedness in the foreseeable future. Accordingly, the Company's ability to access the cash flow and assets of such Operating Companies may be severely limited.

Risk Related to LMDS Strategy

     LMDS is a new service, and major telecommunications equipment manufacturers have yet to introduce infrastructure products for the LMDS frequency band. As a result, no wireless local loop systems are currently operating under LMDS, and implementation of such systems could be subject to unforeseen delays, costs and possible quality and implementation issues. Material aspects of the Company's LMDS implementation strategy are still being developed and defined, and there can be no assurance that the Company will develop and implement a successful and profitable LMDS strategy, or that implementation of its LMDS strategy will not involve substantial expense.

Rapid Technological Changes

     The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of fiber-optic telecommunications networks nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

Impact of the Year 2000 Issue

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have data-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. The Company has received assurance from its major software vendors that the products used by the Company are year 2000 compliant and will function adequately. If the systems of other companies on whose services the Company depends or with whom the Company's systems interface are not year 2000 compliant, it could have a material adverse effect on the Company. The Company will continue its year 2000 issue assessment and, if it comes to the attention of the Company's management that any of its systems, or the systems of those on whom the Company relies, are not year 2000 compliant, the Company intends to develop an action plan, and assess the resources it would be required to devote, to address such problem. There can be no assurance that devoting further resources of the Company will prevent the year 2000 issue from having a material adverse effect on the Company.

Dependence Upon Network Infrastructure; Risk of System Failure; Security Risks

     The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause interruptions in service or reduced capacity for the Company's customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on Key Personnel

     The success of the Company and its growth strategy depends in large part on the Company's ability to attract and retain key management, marketing and operations personnel. Currently, the Company's businesses are managed by a small number of management and operating personnel with certain other services, including financial and certain accounting services, provided by Adelphia. There can be no assurance that the Company will attract and retain the qualified personnel needed to manage, operate and further develop its business. In addition, the loss of the services of any one or more members of the Company's senior management team could have a material adverse effect on the Company.

Dependence on Business From IXCs

     For the fiscal year ended March 31, 1998 and for the three months ended June 30, 1998, approximately 53% and 47%, respectively, of the Operating Companies' combined revenues were attributable to access services provided to MCI, AT&T and other IXCs. The loss of access revenues from IXC's in general or the loss of MCI or AT&T as a customer could have a material adverse effect on the Company's current revenue stream.

     In addition, the Telecommunications Act establishes procedures under which RBOCs can obtain authority to compete with the IXCs in the long-distance market, which could result in a decreased market share for IXCs. Due to the Operating Companies' dependence on business from IXCs, any significant loss of market share by the IXCs could have a material adverse effect on the Company.

Restrictions on the Company's Ability to Pay Dividends

     To date, the Company has not paid cash dividends on its shares of common stock. The ability of the Company to pay cash dividends on the Preferred Stock, the common stock or other capital stock and to redeem the Preferred Stock upon maturity is substantially restricted under various covenants and conditions contained in the indentures with respect to the Senior Notes (the "Senior Indenture"), the Senior Secured Notes (the "Senior Secured Indenture") and the Certificate of Designation with respect to the Preferred Stock. In addition to the limitations imposed on the payment of dividends by the Senior Indenture and the Senior Secured Indenture, under Delaware law the Company is permitted to pay dividends on its capital stock only out of its surplus, or in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. At June 30, 1998, the Company had a Stockholders' equity of approximately $141.4 million. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on its capital stock.

Lack of Dividend History

     The Company has never declared or paid any cash dividends on its Class A Common Stock or Class B Common Stock (collectively, the "Common Stock") and does not expect to declare any such dividends on its Common Stock in the foreseeable future. Payment of any future dividends on its Common Stock will depend upon earnings and capital requirements of the Company, the Company's debt facilities and other factors the Board of Directors considers appropriate. The Company intends to retain its earnings, if any, to finance the development and expansion of its business, and therefore does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Company's ability to declare dividends on its Common Stock is also restricted by certain covenants in the Senior Indenture, Senior Secured Indenture and the Preferred Stock Certificate of Designation.

Anti-Takeover Provisions

     The Company's Certificate of Incorporation and Bylaws, the provisions of the Delaware General Corporation Law and the Indentures with respect to the Senior Secured Notes and the Senior Notes may make it difficult in some respects to effect a change of control of the Company and replace incumbent management. The existence of these provisions may have a negative impact on the price of the Class A Common Stock, may discourage third-party bidders from making a bid for the Company, or may reduce any premiums paid to Stockholders for their shares of Common Stock. In addition, the Board has the authority to fix the rights and preferences of and issue shares of the Company's Preferred Stock, which may have the effect of delaying or preventing a change of control of the Company without action by its Stockholders.

     The Company and its Operating Companies are subject to regulation by State PUCs in the states in which they operate. Certain states have statutes and certain State PUCs have passed or are considering passing regulations that would require an investor who acquires a specified percentage of the Company's or the relevant Operating Company's securities to obtain approval to own such securities from such state or State PUC.

                              SELLING STOCKHOLDERS

     As the names and amounts of securities to be sold by Selling Stockholders become known, the following information will be included in a prospectus supplement: the name and position(s) over the last three years with the Company of each Selling Stockholder; the number of shares of Class A Common Stock owned by each Selling Stockholder; the number of shares of Class A Common Stock available to be acquired by each Selling Stockholder pursuant to the Plan and being registered for resale by the Selling Stockholders; and the number of shares of Class A Common Stock and the percentage, if 1% or more, of the total class of Class A Common Stock outstanding to be beneficially owned by each Selling Stockholder following this offering.

     As of the date of this Prospectus, Mr. Daniel R. Milliard, the Company's President, Chief Operating Officer and Secretary, may offer up to an aggregate of 455,000 shares of Class A Common Stock which have been granted to him under the Plan pursuant to an employment agreement dated March 4, 1997 by and between the Mr. Milliard and the Company. There is no assurance that Mr. Milliard will sell any or all of the Class A Common Stock owned by him hereunder.

     The following table sets forth: (i) the number of shares of Class A Common Stock beneficially owned by Mr. Milliard as of August 1, 1998, (ii) the number of shares of Class A Common Stock that may be offered and sold by him pursuant to this Prospectus, and (iii) the amount and percentage of the Class A Common Stock to be owned by him after completion of this offering. The inclusion in the table of Mr. Milliard shall not be deemed to be an admission that such individual is an "affiliate" of the Company.

                                                   Shares Covered by     Shares Owned After
                                 Shares Owned          by This               Offering(2)
 Name and Position            Prior to Offering      Prospectus(1)     Number       Percentage
 -----------------            -----------------      -------------     ------       ----------
Daniel R. Milliard,                 465,000            455,000         10,000            *
President, Chief Operating
Officer and Secretary





*Less than 1%

(1) Includes (a) all Class A Common Stock owned as of the date of this Prospectus and vested for the benefit of the named person(s) under the Plan.

(2) Assumes all Class A Common Stock presently owned by such person covered by this Prospectus have been sold. The Selling Stockholder has not indicated any present intent to sell any Class A Common Stock of the Company.

                              PLAN OF DISTRIBUTION

     The Class A Common Stock offered hereby may be sold from time to time in one or more transactions through any of several methods, including in transactions on Nasdaq, in ordinary brokerage transactions or block transactions, in distributions pursuant to and in accordance with the over-the-counter market on which the shares may be traded, in negotiated transactions, through underwriters or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares through a broker or brokers or underwriters, who may act as principal or agent or both agent and principal, and such brokers or underwriters may receive compensation from the Selling Stockholders not to exceed that which is customary for the particular transactions.

     Any shares of Class A Common Stock covered by this Prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under that rule rather than pursuant to this Prospectus. There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Class A Common Stock offered by them under this Prospectus. The Company will not receive any proceeds from any sale of the shares of Class A Common Stock covered in this Prospectus.

     The Company and the Selling Stockholders may enter into customary agreements concerning indemnification and the provision of information in connection with the sale of the Shares.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated herein by reference:

     (a) The latest annual report of the Company filed on Form 10-K for the fiscal year ended March 31, 1998;

     (b) All other reports, if any, filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Company's report referred to in (a) above; and

     (c) The description of the Company's Class A Common Stock, par value $.01 per share, as set forth in the Company's Form 8-A filed with the Commission on April 21, 1998.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicate that all securities offered have been sold or which deregister all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Upon written or oral request, any of the documents incorporated herein by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) and additional information about the Plan and its administrators are available without charge by contacting:

                        Hyperion Telecommunications, Inc.
                              Main at Water Street
                         Coudersport, Pennsylvania 16915
                                 (814) 274-9830
                                Edward E. Babcock
                          Attn: Vice President, Finance


                                 INDEMNIFICATION

     The Company's Articles of Incorporation provide that the Company shall, to the full extent permitted by the Delaware General Corporation Law, indemnify all persons whom it has the power to indemnify pursuant thereto, including officers and directors of the Company. The Articles of Incorporation also authorize the Company to maintain insurance to cover such liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Buchanan Ingersoll Professional Corporation, One Oxford Centre, 20th Floor, 301 Grant Street, Pittsburgh, Pennsylvania 15219-1410.

                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement relates to the Hyperion Telecommunications, Inc. 1996 Long-Term Incentive Compensation Plan. Hyperion Telecommunications, Inc. is incorporated in the State of Delaware.

Item 3.  Incorporation of Documents by Reference

     The following documents filed with the Commission by the Company are incorporated herein by reference:

     (a) The latest annual report of the Company filed on Form 10-K for the fiscal year ended March 31, 1998;

     (b) All other reports, if any, filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's report referred to in (a) above; and

     (c) The description of the Company's Class A Common Stock, par value $.01 per share, as set forth in the Company's Form 8-A filed with the Commission on April 21, 1998.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicate that all securities offered have been sold or which deregister all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     Not applicable.

Item 6.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.
Article XI of the Company's Restated Certificate of Incorporation provides for the indemnification of directors, officers and employees of the Company within the limitations of Section 145.

     In accordance with Section 102(b)(7) of the DGCL, the Company's Restated Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors, except for (i) breaches of their duty of loyalty to the Company or its Stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) transactions from which a director derives an improper personal benefit. The effect of the provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

Item 7.  Exemption From Registration Claimed

     Not applicable.

Item 8.  Exhibits

     The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:


   4.01 Amended and restated certificate of incorporation of registrant, together with all amendments thereto. (Incorporated herein by reference is exhibit 3.1 To registrant's amendment no. 1 To Registration Statement on Form S-1 filed on December 21, 1996 (Registration No. 333-12619)).

   4.02      Bylaws of Registrant. (Incorporated herein by reference is Exhibit
             3.2 to Registrant's Amendment No. 1 to Registration Statement on Form S-1 filed on December 21, 1996 (Registration No. 333-12619)).

   5.01 Opinion of Buchanan Ingersoll Professional Corporation (filed herewith).

   23.01     Consent of Deloitte & Touche LLP (filed herewith).

   23.02 Consent of Buchanan Ingersoll Professional Corporation (contained in opinion filed as Exhibit 5.01).

   24.01     Power of Attorney (contained on signature page).

Item 9.  Undertakings

     (a) The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided however, that subclauses
              (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing clause is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 28th day of August, 1998.

                                         HYPERION TELECOMMUNICATIONS, INC.


                                       By: /s/ Daniel R. Milliard
                                           Daniel R. Milliard
                                           President and Chief Operating Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THE PRESENTS that each person whose signature appears below constitutes and appoints Michael J. Rigas, Timothy Rigas, James P. Rigas and Daniel R. Milliard, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                 TITLE                             DATE
/s/ John J. Rigas           Chairman and Director               August 28, 1998
---------------------------
John J. Rigas

/s/ Michael J. Rigas        Vice Chairman and Director          August 28, 1998
---------------------------
Michael J. Rigas

/s/ Timothy J. Rigas        Vice Chairman, Treasurer, Chief     August 28, 1998
---------------------------  Financial Officer and Director
Timothy J. Rigas

/s/ James P. Rigas          Vice Chairman, Chief Executive      August 28, 1998
---------------------------  Officer and Director
James P. Rigas

/s/ Daniel R. Milliard      President, Secretary, Chief         August 28, 1998
---------------------------  Operating Officer and Director
Daniel R. Milliard

/s/ Charles R. Drenning     Senior Vice President and Director  August 28, 1998
---------------------------
Charles R. Drenning

/s/ Randolph S. Fowler      Senior Vice President and Director  August 28, 1998
---------------------------
Randolph S. Fowler

/s/ James L. Gray           Director                            August 28, 1998
---------------------------
James L. Gray

/s/ Pete Metros             Director                            August 28, 1998
---------------------------
Pete Metros

/s/Edward E. Babcock        Vice President Finance and Chief    August 28, 1998
---------------------------  Accounting Officer
Edward E. Babcock

EXHIBIT INDEX



Exhibit No.                              Description

   4.01 Amended and Restated Certificate of Incorporation of Registrant, together with all amendments thereto. (Incorporated herein by reference is Exhibit 3.1 to Registrant's Amendment No. 1 to Registration Statement on Form S-1 filed on December 21, 1996 (Registration No. 333-12619)).

   4.02      Bylaws of Registrant. (Incorporated herein by reference is Exhibit
             3.2 to Registrant's Amendment No. 1 to Registration Statement on Form S-1 filed on December 21, 1996 (Registration No. 333-12619)).

   5.01 Opinion of Buchanan Ingersoll Professional Corporation (filed herewith).

   23.01     Consent of Deloitte & Touche LLP (filed herewith).

   23.02 Consent of Buchanan Ingersoll Professional Corporation (contained in opinion filed as Exhibit 5.01).

   24.01     Power of Attorney (contained on signature page).

                                                                   Exhibit 5.01

Board of Directors
Hyperion Telecommunications, Inc.
Main at Water Street
Coudersport, PA  16915

Gentlemen:

     We have acted as counsel to Hyperion Telecommunications, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 8,125,000 shares of the Company's Class A Common Stock, par value $0.01 per share (the "Common Stock"), pursuant to the terms of the Hyperion Telecommunications, Inc. 1996 Long-Term Incentive Compensation Plan (the "Plan").

     In connection with such proposed issuance, we have examined the Plan, the Certificate of Incorporation of the Company, as amended and restated, the Bylaws of the Company (as amended and restated), the relevant corporate proceedings of the Company, the Registration Statement on Form S-8 covering the issuance of the shares and such other documents, records, certificates of public officials, statutes and decisions as we consider necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to those original documents of all documents submitted to us as certified or photostatic copies.

     Based on the foregoing, we are of the opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and when the Common Stock has been duly issued and delivered pursuant to the terms of the Plan, such shares of Common Stock will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  BUCHANAN INGERSOLL
                                                  PROFESSIONAL CORPORATION


                                                  By: /s/ Carl E. Rothenberger

                                                              Exhibit No. 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Hyperion Telecommunications, Inc. on Form S-8 of our report dated June 10, 1998, appearing in the Annual Report on Form 10-K of Hyperion Telecommunications, Inc. for the year ended March 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
August 28, 1998